EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.4 to the Registration Statement on Form S-1 of Webstar Technology Group, Inc. of our report dated January 18, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audits of the financial statements of the Company as of December 31, 2017 and 2016 and for each of the years in the two year period ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey

January 8 , 2019